Exhibit 99.1

RegeneRx Biopharmaceuticals, Inc. Reports Fourth Quarter and Full Year 2007 Results

Company to Host Year End Conference Call on April 2, 2008

    BETHESDA, Md.—(BUSINESS WIRE)—March 28, 2008—REGENERX BIOPHARMACEUTICALS, INC. (AMEX:RGN), today announced results for the fourth quarter and year ended December 31, 2007. The company reported a net loss of $11.2 million or $0.24 per share for the year ended December 31, 2007, compared with a net loss of $8.3 million or $0.21 per share for the year ended December 31, 2006. For the fourth quarter 2007 the company’s net loss was $3.5 million or $0.08 per share compared with a net loss of $1.6 million or $0.04 per share for the same period in 2006. The net loss for the fourth quarter and the year ended December 31, 2007 resulted primarily from the continued research and development expenditures related to ongoing Phase II clinical trials to study RGN-137, the company’s product candidate for the treatment of chronic dermal wounds, research and development efforts related to its technology platform, scale-up manufacturing and formulation efforts related to RGN-259 and RGN-352 for two clinical trials in the ophthalmic and cardiovascular fields, respectively, and administrative costs associated with managing the company’s projects. RegeneRx’s product candidates are based on thymosin beta 4 (T(beta)4), a synthetic copy of a naturally-occurring peptide present in all mammals. RegeneRx has approximately $13.3 million in cash and short-term investments to finance operations through 2008, including approximately $8.3 million at December 31, 2007 in addition to $5.0 million received from the issuance of common stock and warrants to purchase common stock at the end of February 2008.

    Among the highlights during 2007 were: (1) the issuance of several important patents in the U.S. and abroad, most notably the first U.S. patent relating to the National Institutes of Health’s dermal wound healing research; (2) new scientific papers showing T(beta)4’s positive effects on corneal wound healing and down-regulation of key inflammatory molecules that are up-regulated when a wound occurs; (3) a presentation at the American Heart Association meeting in Orlando, Florida by an independent research team that, RegeneRx believes, is significant because this was the first time the cardioprotective effects of T(beta)4 have been shown in a porcine (pig) ischemia-reperfusion model, confirming and elaborating the results originally published in Nature by Dr. Deepak Srivastava and his colleagues in 2004; and (4) the first ever International Symposium on Thymosins in Health and Disease was held in Washington, D.C. bringing together the leading researchers and thought-leaders from the U.S., Europe and Asia to report on the advances being made in scientific and clinical development of the thymosins. The papers were published in the Annals of the New York Academy of Sciences and a subsequent review of the meeting was reported in Science.

    J.J. Finkelstein, president and chief executive officer commented, “This is a very important and exciting time at RegeneRx. We are making significant progress with our clinical trials and our research and development efforts. While it has been challenging for a small biotechnology company, I am proud that RegeneRx has been able to sponsor five clinical trials, four of which are in Phase II, using three distinct drug formulations. We are, therefore, pleased to be in the last and highest dosing group for our two Phase II dermal trials in the U.S. and Europe and expect to finish patient enrollment in the second quarter of 2008 and report data in the third quarter this year. We also expect to complete enrollment of our Phase Ia parenteral trial (injectable administration of RGN-352 to support cardiovascular indications) in the second quarter of 2008 and report data in the latter part of the third quarter this year. The Phase II ophthalmic study is targeted for complete enrollment in the fourth quarter of 2008, and our Phase II epidermolysis bullosa trial in fourth quarter of 2008 or first quarter of 2009, with reporting of data as soon as practicable thereafter. Our team is very excited about the prospects of these trials and we look forward to providing appropriate updates on our progress.”

    Conference Call

    The company will host a conference call and webcast on Wednesday, April 2 at 3:00 p.m. Eastern Time to discuss the results and its outlook for 2008. The call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 888-747-4626. To participate on the webcast, log on to the company’s website at www.regenerx.com (go to the investor relations home page) 15 minutes before the call to download software, if necessary.

    For those unable to listen to the call live, a taped rebroadcast will be available via telephone beginning approximately two hours after completion of the live call on April 2, 2008 through April 9, 2008. To access the replay, dial 888-203-1112 and passcode 4735902. A replay of the call will also be available on the Internet at www.regenerx.com for 30 days.

    About RegeneRx Biopharmaceuticals, Inc.

    RegeneRx is focused on the discovery and development of novel molecules to accelerate tissue and organ repair. Currently, RegeneRx is developing three product candidates, RGN-137, RGN-259 and RGN-352 for dermal, ophthalmic, and cardiovascular wound healing, respectively. These product candidates are based on T(beta)4, a 43-amino acid peptide, in part, under an exclusive world-wide license from the National Institutes of Health. Preliminary research suggests that T(beta)4 may prove efficacious for multiple indications; therefore, RegeneRx is developing several product candidates as part of a broad therapeutic platform. RegeneRx holds over 60 world-wide patents and patent applications related to dermal, ocular, and internal wounds and tissue repair, cardiac and neurological protection and injuries, septic shock and several consumer product areas. RegeneRx is currently sponsoring three Phase II chronic dermal wound healing clinical trials, a Phase II ophthalmic wound healing clinical trial, and a Phase Ia parenteral clinical trial in support of systemic administration of RGN-352 for its cardiovascular clinical development program.

    The RegeneRx Technology Platform

    T(beta)4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class product candidate that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation. One of T(beta)4’s key mechanisms of action is its ability to regulate the cell-building protein, actin, a vital component of cell structure and movement. Of the thousands of proteins in cells, actin represents up to 10% of the total protein and, thus, plays a major role in the physiology of the cell. RegeneRx has identified several molecular variations of T(beta)4 that may affect the aging of skin, among other properties, and could be important candidates as active ingredients in pharmaceutical and consumer products. Researchers at the National Institutes of Health, and at other academic institutions throughout the U.S., have published numerous scientific articles indicating that T(beta)4 is effective in accelerating dermal and corneal wound healing in several animal models, under a variety of conditions. In two articles published in the scientific journal, Nature, researchers found that T(beta)4 protects heart tissue following a myocardial infarction and can regenerate coronary vessels in laboratory animals. A recent abstract presented at an American Heart Association meeting showed that in a porcine model T(beta)4 is cardio-protective after reperfusion following ischemic injury. Abstracts of scientific papers related to T(beta)4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

    Forward-Looking Statements

    This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that the company’s or its collaborators will not obtain approval to market the company’s product candidates, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with reliance on collaborators for the funding or conduct of further development and commercialization activities relating to the company’s product candidates, and such other risks described in the company’s annual report on Form 10-K for the year ended December 31, 2007, and other filings the company makes with the SEC. You are urged to consider statements that include the words “ongoing”, “prospects,” “forward,” “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expect”, “suggests”, “plans”, “targeted,” “anticipates”, “intends”, “continues”, “forecast”, “designed”, “goal”, or the negative of those words or other comparable words to be uncertain and forward-looking.

    Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

RegeneRx Biopharmaceuticals, Inc.

Balance Sheets

	December 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$3,696,878	$13,052,308
Short-term investments	4,579,592	4,000,000
Accounts receivable	26,951	272,491
Prepaid expenses and other current assets	268,244	111,679
Total current assets	8,571,665	17,436,478
Fixed assets, net of accumulated depreciation of $62,227 and $41,030	44,435	53,398
Other non-current assets	5,693	11,749
Total assets	$8,621,793	$17,501,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$273,561	$362,402
Accrued expenses	2,195,508	886,888
Total current liabilities	2,469,069	1,249,290
Commitments	—	—

Stockholders’ equity
Preferred stock, $.001 par value per share, 1,000,000 authorized; no shares issued	—	—
Common stock, par value $.001 per share, 100,000,000 shares authorized; 46,553,527 and 46,096,477 issued and outstanding	46,554	46,096
Additional paid-in capital	73,513,292	72,433,660
Accumulated other comprehensive loss	(1,543)	—
Accumulated deficit	(67,405,579)	(56,227,421)
Total stockholders’ equity	6,152,724	16,252,335
Total liabilities and stockholders’ equity	$8,621,793	$17,501,625

RegeneRx Biopharmaceuticals, Inc.

Statements of Operations

	Years ended December 31,
	2007	2006
Revenues	$240,324	$272,491

Operating expenses:
Research and development	8,887,255	6,396,524
General and administrative	3,197,685	2,665,652
Total operating expenses	12,084,940	9,062,176
Loss from operations	(11,844,616)	(8,789,685)
Interest income	666,458	522,704
Net loss	$(11,178,158)	$(8,266,981)

Basic and diluted net loss per common share	$(0.24)	$(0.21)
Weighted average number of common shares outstanding	46,465,982	40,116,367

    CONTACT: RegeneRx Biopharmaceuticals, Inc.

             J.J. Finkelstein, 301-280-1992